EXHIBIT 21
PRINCIPAL SUBSIDIARIES OF THE REGISTRANT
AS OF DECEMBER 31, 2006

Name	State of Incorporation

DOBSON OPERATING CO., L.L.C.	Oklahoma
DCC PCS, INC.	Oklahoma
DOBSON CELLULAR SYSTEMS INC.	Oklahoma
ACC HOLDINGS, LLC	Oklahoma
AMERICAN CELLULAR CORPORATION	Delaware
WIRELESS INVESTMENTS, INC.	Oklahoma
CELLULAR ONE PROPERTIES, L.L.C.	Oklahoma